Exhibit 99.5

RISK FACTORS

You should pay particular attention to the following risks related to the proposed merger of Roadway Corporation (“Roadway”) with and into a subsidiary of Yellow Corporation (“Yellow”) and the business of the combined company (“Yellow Roadway”):

Risks of the Merger

The merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, as set forth in the merger agreement. The conditions to the merger include, among others, the receipt of required approvals from Yellow’s stockholders and Roadway’s stockholders. If any of the conditions to the merger is not satisfied or, if waiver is permissible, not waived, the merger will not be completed. In addition, under circumstances specified in the merger agreement, Yellow or Roadway may terminate the merger agreement. As a result, we cannot assure you that we will complete the merger. If we do not complete the merger, the price of Yellow common stock or Roadway common stock may decline to the extent that the current market price of both Yellow common stock and Roadway common stock reflect a market assumption that the merger will be completed. Furthermore, our respective businesses may be harmed to the extent that customers, suppliers and others believe that Yellow and Roadway cannot effectively compete in the marketplace without the merger, or otherwise remain uncertain about either of us. Yellow and Roadway will also be obligated to pay certain investment banking, financing, legal and accounting fees in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances, Yellow and Roadway may be required to pay a termination fee of $25 million to the other in connection with the termination of the merger agreement.

We may face difficulties in achieving the expected benefits of the merger.

Yellow and Roadway currently operate as separate companies. Management has no experience running the combined business, and we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the merger. In addition, the costs we incur in implementing synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.

Certain directors and executive officers of Roadway have interests and arrangements that are different from Roadway’s stockholders and that may influence or have influenced their decision to support or approve the merger.

When considering the recommendation of Roadway’s board of directors with respect to the merger, holders of Roadway common stock should be aware that certain of Roadway’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Roadway stockholders and the interests of Roadway stockholders generally. These interests include, among other things, the following:

•	the appointment of three of Roadway’s current directors to Yellow’s board of directors;

•	under the terms of the change in control severance agreements entered into between Roadway and certain of its officers, if an officer’s employment with Roadway (or its successor) is terminated during the severance period (as defined in the officer’s change in control severance agreement), that officer is entitled to severance benefits, including excise tax gross-up payments;

•	as of the initial filing date of this joint proxy statement/prospectus, acceleration of vesting of stock options and restricted stock for officers under the terms of the Roadway Equity Ownership Plan and the Roadway Management Incentive Stock Plan and the acceleration of vesting of restricted stock for directors under the terms of the Roadway Non-Employee Directors’ Equity Ownership Plan;

•	as of the initial filing date of this joint proxy statement/prospectus, distribution of deferred shares and cash (including accelerated retirement credits) to officers under the terms of the Roadway Deferred Compensation Plan;

•	receipt of stock, and in some cases, a cash payment in exchange for the cancellation and termination of unexercised options held by officers and directors under the terms of the merger agreement;

•	indemnification of directors and officers of Roadway against certain liabilities arising both before and, in some cases, after the merger; and

•	liability insurance for certain directors and officers of Roadway.

As a result, these directors and executive officers may be more likely to support and to vote to approve the merger than if they did not have these interests. Holders of Roadway common stock should consider whether these interests may have influenced these directors and officers to support or recommend approval of the merger. These directors and executive officers own and are entitled to vote shares of Roadway common stock .

The market value of shares of Yellow common stock that Roadway stockholders will receive in the merger will vary because the exchange ratio is fixed within a range of Yellow’s stock price, potentially resulting in Roadway stockholders receiving a lower dollar value of Yellow common stock at the time of completion of the merger.

The exchange ratio is a fixed ratio within a range of $21.21 to $28.69 per share of Yellow common stock and will not be adjusted as a result of an increase or decrease in the price per share of Yellow common stock within that range or for any increase or decrease in the price per share of Roadway common stock. The prices of Yellow common stock and Roadway common stock at the time the merger is completed may be higher or lower than their price on the date of this document or on the date of the special meetings of Yellow stockholders and Roadway stockholders. Changes in the business, operations or prospects of Yellow or Roadway, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Yellow common stock or Roadway common stock. Most of these factors are beyond our control.

Because the merger will be completed only after the special meetings of our respective stockholders are held, there is no way to be sure that the price of the Yellow common stock now, or on the date of the special meetings, will be indicative of its price over the period used to determine the average closing price or at the time the merger is completed. We urge you to obtain current market quotations for shares of both Yellow common stock and Roadway common stock. Roadway does not have a right to terminate the merger agreement based solely upon changes in the market price of either Roadway common stock or Yellow common stock.

The pro forma financial data included in this Current Report on Form 8-K is preliminary and our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this Current Report on Form 8-K.

The process of valuing Roadway’s tangible and intangible assets and liabilities, as well as evaluating Roadway’s accounting policies for conformity is still in the preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.

The unaudited pro forma operating data contained in this Current Report on Form 8-K is not necessarily indicative of the results that actually would have been achieved had the recent offering of Yellow’s 5.0% contingent convertible senior notes due 2023, the proposed merger and Yellow’s other currently contemplated financing transactions related to the merger been consummated on January 1, 2002, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Yellow Roadway will have higher levels of indebtedness than either Yellow or Roadway had before the merger.

You should consider that following the merger Yellow Roadway will have higher levels of debt and interest expense than either company had immediately prior to the merger on a stand-alone basis. As of June 30, 2003, after giving effect to the merger, Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated related financings, the combined company and its subsidiaries would have had approximately $948.6 million of indebtedness outstanding. The significant level of combined indebtedness after the merger may have an effect on our future operations, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings will be at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

See “Recent and Proposed Financings” on page 113 of this joint proxy statement/prospectus.

The occurrence of certain events may prevent tax counsel from issuing an opinion that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code, which is a condition to closing the merger.

The completion of the merger is conditioned on, among other things, receipt of opinions from tax counsel for each of Yellow and Roadway that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. These opinions will be delivered only if, among other things, the Roadway stockholders receive in the merger, in the aggregate, Yellow shares with a value equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to Roadway stockholders in connection with the merger (including cash received by Roadway stockholders who perfect their dissenters’ rights and cash received in lieu of fractional Yellow shares).

In addition to the market value of the Yellow shares on the date of the merger and the other items described above, various factors affect the determination of whether the value of the Yellow shares received by the

Roadway stockholders in the merger is equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, including:

•	the amount, if any, to be paid to Roadway stockholders who perfect their dissenters’ rights;

•	whether prior to or in connection with the merger Roadway or Yellow (or parties related to either) redeems, repurchases or otherwise acquires Roadway shares or makes distributions to the Roadway stockholders (none of Roadway, Yellow or any corporation related to Roadway or Yellow has redeemed or purchased, or has any plan or intention to redeem or purchase, any Roadway shares in connection with the merger); and

•	whether there will be any repurchases by Yellow (or parties related to Yellow) of the Yellow shares to be issued in the merger (neither Yellow nor any corporation related to Yellow has any plan or intention to repurchase any of the Yellow common stock to be issued in the merger).

Risks of Yellow Roadway Following the Merger

We are subject to general economic factors that are largely out of our control, any of which could significantly reduce our operating margins and income.

Our business is subject to a number of general economic factors that may significantly reduce our operating margins and income, many of which are largely out of our control. These include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

The transportation industry is affected by business risks that are largely out of our control, any of which could significantly reduce our operating margins and income.

Businesses operating in the transportation industry are affected by risks that are largely out of our control, any of which could significantly reduce our operating margins and income. These factors include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, license and registration fees, and insurance premiums and self-insurance levels. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and significantly reduce our operating margins and income.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	We compete with many other transportation service providers of varying sizes, some of which have more equipment and greater capital resources than we do or have other competitive advantages.

•	Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain significant growth in our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to continue passing on fuel price increases to our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees or the renegotiation of labor contracts could reduce our operating margins and income. Approximately 80% of Yellow’s and approximately 78% of Roadway’s employees are organized by the International Brotherhood of Teamsters and their wages and benefits are governed by a common labor agreement that is renegotiated every three to five years. The current five-year labor agreement will expire on March 31, 2008. It is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could reduce our operating margins and income. Similarly, any failure to negotiate a new labor agreement when required might result in a work stoppage that could reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Ongoing insurance and claims expenses could significantly reduce our income.

Our future insurance and claims expenses might exceed historical levels, which could significantly reduce our earnings. Yellow and Roadway currently self-insure for a portion of their claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our earnings could be significantly reduced. Yellow and Roadway also maintain insurance with licensed insurance companies above the amounts for which they self-insure.

We will have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

The transportation industry is very capital intensive. If we are unable to generate sufficient cash from operations in the future, we may have to limit our growth, enter into additional financing arrangements, or operate our revenue equipment for longer periods, any of which could reduce our income. Our ability to incur additional indebtedness could be adversely affected by any increase in requirements that we post letters of credit in support of our insurance policies. See “—Ongoing insurance and claims expenses could significantly reduce our income”. Lack of availability of surety bonds in the future could result in our having to post additional letters of credit, which would in turn reduce borrowing availability under our credit agreement. If needed, additional indebtedness may not be available on terms acceptable to us.

We operate in a highly regulated industry, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Department of Transportation and various state and federal agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, security and other matters. Compliance with such regulations could substantially impair equipment productivity and increase our costs.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. These reductions began with diesel engines manufactured late in 2002. The regulations currently include subsequent reductions in the sulfur content of diesel fuel in 2006 and the introduction of emissions after-treatment devices on newly manufactured engines in 2007. These regulations could result in higher prices for tractors and increased fuel and maintenance costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of stormwater. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

Following the merger, the combined company could be responsible for certain federal tax obligations of Roadway under a tax sharing agreement with its former parent corporation.

Roadway’s former parent, Caliber System, Inc. (which subsequently was acquired by FDX Corporation, a wholly owned subsidiary of FedEx Corporation), is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of Roadway. The Internal Revenue Service has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The Internal Revenue Service is challenging the timing, but not the validity, of these deductions. Roadway is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by Roadway and its former parent at the time of the spin-off, Roadway is obligated to reimburse its former parent for any additional taxes and interest that relate to Roadway’s business prior to the spin-off. The amount and timing of any payments is dependent on the ultimate resolution of the former parent’s disputes with the Internal Revenue Service and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, Roadway made a $14 million payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the possible range of the remaining payments that may be due to Roadway’s former parent to be approximately $0 to $16 million in additional taxes and $0 to $10 million in related interest, net of tax benefit. Roadway has established specific reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of Roadway to its former parent will not have a material adverse effect on the results of operations and financial position of the combined company.

In addition, Roadway has a similar tax issue in each of its subsequent federal income tax returns, and in the event of an adverse determination in the Federal Express tax case, it is likely that the Internal Revenue Service will make additional claims for taxes for those subsequent tax years.

We may be obligated to make additional contributions to multiemployer pension plans.

Yellow and Roadway each have collective bargaining agreements with their unions that stipulate the amount of contributions that each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. If any of these plans fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service or reduce pension benefits to a level where the requirements are met, the Internal Revenue Service could impose an excise tax on all employers participating in these plans to correct the funding deficiency. If an excise tax were imposed on the participating employers, it could have a material adverse impact on the financial results of Yellow or Roadway.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. Other than our Chief Executive Officer, William D. Zollars, we have not entered into employment agreements with members of our current management. We also have entered into a five-year employment agreement with James D. Staley, currently President and Chief Executive Officer of Roadway, to become effective upon the closing of the merger. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

Yellow Roadway’s stock price may be volatile in the future, which could cause you to lose a significant portion of your investment.

The market price of Yellow Roadway common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the transportation industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Volatility in the market price of Yellow Roadway common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

Our 5.0% contingent convertible senior notes due 2023 may result in dilution to our common stockholders.

Dilution in the per share value of our common stock could result from the conversion of most or all of the 5.0% contingent convertible senior notes due 2023 that we sold in a private placement in August 2003. There is currently $250 million aggregate principal amount of such notes outstanding. The notes are convertible upon the occurrence of certain events at a conversion price of $39.24 per share, subject to adjustment. Because approximately 6.4 million shares of our common stock could be issued upon the conversion of the notes, holders of our common stock could experience substantial dilution from the conversion of such notes. Furthermore, the trading price of our common stock could suffer from significant downward pressure as note holders convert these notes and sell the common shares received on conversion, encouraging short sales by the holders of such notes or other stockholders.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “will”, “look forward to” and similar expressions are intended to identify forward-looking statements.

The expectations set forth in this joint proxy statement/prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors”;

•	the factors that generally affect Yellow’s and Roadway’s businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the companies’ Annual Reports on Form 10-K for the year ended December 31, 2002, and this joint proxy statement/prospectus, including inflation, labor relations (i.e., disruptions, strikes or work stoppages), inclement weather, availability of fuel and the price of fuel as it affects the general economy, competitor pricing activity and the general impact of competition, expense volatility, capacity levels in the motor freight industry, changes in and customer acceptance of new technology, changes in equity and debt markets, our ability to control costs and uncertainties concerning the impact terrorist activities may have on the economy and the motor freight industry, the state of international, national and regional economies and the success or failure of our operating plans, including our ability to manage growth; and

•	the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this joint proxy statement/prospectus and the documents incorporated by reference depending on additional factors such as:

—	the combined company’s cost of capital;

—	the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

—	any loss of employees, customers or suppliers that the combined company may suffer as a result of the merger;

—	the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

—	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway.

Yellow’s plans regarding the maintenance of the separate Yellow and Roadway brands and networks, the continuation of the Roadway headquarters as a major operational center, the focus on administrative and back office synergies and workforce rationalizations are only its current plans and intentions regarding these matters. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its stockholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its transportation services.